Exhibit 10.2
GLG PARTNERS, INC.
2007 LONG-TERM INCENTIVE PLAN
U.S. RESTRICTED STOCK AGREEMENT

To:	[Name]
Date:	[Date]
          In accordance with a determination of the Compensation Committee of the Board of Directors of GLG Partners, Inc. (the “Company”) on ___(the “Grant Date”), ___shares (“Restricted Stock”) of Common Stock of the Company have been granted to you as Restricted Stock pursuant to Sub-Plan A (the “Sub-Plan”) of the Company’s 2007 Long-Term Incentive Plan (the “Plan”). Capitalized terms used in this agreement (the “Restricted Stock Agreement”) but not otherwise defined shall have the meanings assigned to such terms in the Plan or the Sub-Plan.
          The shares of Restricted Stock have been granted to you on the Grant Date upon the following terms and conditions:
1. Definitions
     (a) “Code” means the U.S. Internal Revenue Code of 1986, and any successor statute, as it or they may be amended from time to time.
     (b) “Disability” means any illness, injury, physical or mental impairment, or other incapacity that is certified and established by documented medical evidence reasonably satisfactory to the Compensation Committee of the Board of Directors as a result of which you shall fail to perform, after reasonable accommodation as required by law, the essential duties required of you by the Company or a Subsidiary during any six (6) consecutive months. In the event of a dispute as to whether you have a Disability, the Company may refer you to a licensed practicing physician of the Company’s choice, and you (i) agree to submit to such tests and examinations as such physician shall deem appropriate and to share copies of the results of such tests and examinations, and the physician’s related conclusions, with the Company, (ii) authorize such physician to share and discuss with the Company the results of such tests and examinations and the physician’s related conclusions, and (iii) agree to sign any separate authorization that the selected physician or the Company may require in order to give affect to the disclosure obligations contained in this sentence. Notwithstanding the foregoing, the final determination that you have incurred a Disability will be made by the Company in its sole discretion.
     (c) “Non-Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock, whether in cash or otherwise, other than Stock Dividends.
     (d) “Stock Dividends” means any dividends or distributions on or in respect of Restricted Stock in the form of additional shares of Common Stock, other securities of the Company or securities of another entity.
     (e) “Termination of Service” means the termination of your service as a director of the Company for any reason; provided, that (A) death or (B) Disability shall not be deemed a Termination of Service.

2. Earning of Restricted Stock
          You shall be deemed to have earned the Restricted Stock subject to this Restricted Stock Agreement as follows; provided, that unearned Restricted Stock may be forfeited in accordance with paragraph 7:
•	[25%] on ___[Date];

•	[25%] on ___[Date];

•	[25%] on ___[Date]; and

•	[25%] on ___[Date].
          Notwithstanding the foregoing, if one of the following events occurs earlier, and prior to forfeiture under paragraph 7, you shall be deemed to have earned 100% of the Restricted Stock subject to this Restricted Stock Agreement on the date of occurrence of such event: your death or Disability.
          Once earned, all restrictions attaching to the Restricted Stock shall cease to apply and the Restricted Stock shall cease to be forfeitable and can be transferred subject to the applicable provisions of the Securities Act of 1933, as amended (the “Securities Act”).
3. Retention of Certificates for Restricted Stock
          Certificates for the Restricted Stock and any Stock Dividends shall be delivered to and held by the Company, or shall be held in book-entry form subject to the Company’s instructions, until you shall have earned the Restricted Stock in accordance with the provisions of paragraph 2. To facilitate implementation of the provisions of this Restricted Stock Agreement, you undertake to sign and deposit with the Company’s Office of the Secretary (i) a Stock Transfer Power in the form of Attachment 1 hereto with respect to the Restricted Stock; (ii) a Dividend Order (with respect to Stock Dividends) in the form of Attachment 2 hereto; and (iii) such other documents appropriate to effectuate the purpose and intent of this Restricted Stock Agreement as the Company may reasonably request from time to time.
4. Non-Stock Dividends
          Non-Stock Dividends on the Restricted Stock held by you shall be paid to you as and when declared and paid by the Company, subject to applicable withholding. You shall not be entitled to any Dividend Equivalents in respect of Restricted Stock subject to this Restricted Stock Agreement.
5. Voting Rights
          Notwithstanding the retention by the Company of certificates (or the right to give instructions with respect to shares held in book-entry form) for the Restricted Stock and any Stock Dividends, you shall be entitled to vote the Restricted Stock and any Stock Dividends held by the Company in accordance with paragraph 3, unless and until such shares have been forfeited in accordance with paragraph 7.

6. Delivery of Earned Restricted Stock
          As promptly as practicable after you shall have been deemed to have earned the Restricted Stock in accordance with paragraph 2, the Company shall deliver to you (or in the event of your death, to your estate or any person who acquires your interest in the Restricted Stock by bequest or inheritance) the Restricted Stock earned, together with any Stock Dividends earned then held by the Company (or subject to its instructions).
7. Forfeiture of Unearned Restricted Stock and Stock Dividends
          Notwithstanding any other provision of this Restricted Stock Agreement, (a) if at any time it shall become impossible for you to earn any of the Restricted Stock in accordance with this Restricted Stock Agreement, or (b) unless determined otherwise by the Compensation Committee of the Board of Directors, in the event of a Termination of Service (other than as provided in paragraph 2), all unearned Restricted Stock, together with any Stock Dividends relating to the unearned stock, then being held by the Company (or subject to its instructions) in accordance with paragraph 3 shall be forfeited, and you shall have no further rights of any kind or nature with respect thereto. Upon any such forfeiture, the Restricted Stock, together with any Stock Dividends relating to the unearned Restricted Stock, shall be transferred to the Company.
8. Transferability
          Except as otherwise provided in the Sub-Plan, this grant is not transferable by you and the Restricted Stock, any Non-Stock Dividends and any Stock Dividends shall be deliverable, during your lifetime, only to you.
9. Withholding
          The Company shall have the right, in connection with the delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) subject to this Restricted Stock Agreement, (i) to deduct from any payment otherwise due by the Company to you or any other person receiving delivery of the Restricted Stock and any Non-Stock Dividends and Stock Dividends (and interest thereon) an amount equal to the taxes and social security required to be withheld by law with respect to such delivery, (ii) to require you or any other person receiving such delivery to pay to it an amount sufficient to provide for any such taxes and social security so required to be withheld or (iii) to sell for fair market value such number of the Restricted Stock and any Stock Dividends as may be necessary so that the net proceeds of such sale shall be an amount sufficient to provide for any such taxes and social security so required to be withheld. Notwithstanding the foregoing, in the event that you make an effective election pursuant to Section 83(b) of the Code with respect to the Restricted Stock or any Stock Dividends, the Company shall require you to deliver to the Company concurrently with such election, (1) a copy of the election, and (2) payment of the amount that is equal to the taxes required to be withheld pursuant to such election.
10. No Obligation to Register
          The Company shall be under no obligation to register the resale of Restricted Stock or any Stock Dividends pursuant to the Securities Act or any other U.S. federal or state securities laws. The Company shall not be obligated to deliver any shares until they have been listed (or authorized for listing upon official notice of issuance) upon each stock exchange upon which are listed outstanding shares of the same class as that of the shares subject to this award and until there have been compliance with such laws and regulations as the Company may deem applicable.
11. Restrictive Legends
          Until you have earned the shares of Restricted Stock subject to this Restricted Stock Agreement, certificates representing shares of Restricted Stock or confirmation and account statements relating to shares of Restricted Stock in book-entry form shall bear the restrictive legends in the form of Attachment 3 hereto.
12. Protections Against Violations of Agreement
          No purported sale, assignment, mortgage, hypothecation, transfer, pledge, encumbrance, gift, transfer in trust (voting or other) or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock by any holder thereof in violation of the provisions of this Restricted Stock Agreement will be valid, and the Company will not transfer any of said Restricted Stock on its books nor will any such Restricted Stock be entitled to vote, nor will any distributions be paid thereon, unless and until there has been full compliance with said provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.
13. Failure to Enforce Not a Waiver
          The failure of the Company to enforce at any time any provision of this Restricted Stock Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.
14. Survival of Terms
          This Restricted Stock Agreement shall apply to and bind you, the Company and your and its respective permitted assignees and transferees, heirs, legatees, executors, administrators and legal successors.
15. Counterparts
          This Restricted Stock Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.
16. Severability
          Should any provision of this Restricted Stock Agreement be held by a court of competent jurisdiction to be unenforceable, or enforceable only if modified, such holding shall not affect the validity of the remainder of this Restricted Stock Agreement, the balance of which shall continue to be binding upon the parties hereto with any such modification (if any) to become a part hereof and treated as though contained in this original Restricted Stock Agreement. Moreover, if one or more of the provisions contained in this Restricted Stock Agreement shall for any reason be held to be excessively broad as to scope, activity, subject or otherwise so as to be unenforceable, in lieu of severing such unenforceable provision, such provision or provisions shall be construed by the appropriate judicial body by limiting or reducing it or them, so as to be enforceable to the maximum extent compatible with the applicable law as it shall then appear, and such determination by such judicial body shall not affect the enforceability of such provisions or provisions in any other jurisdiction.
17. Acceptance
          You have read and understand the terms and provisions of this Restricted Stock Agreement, and accept the Restricted Stock subject to all the terms and conditions of the Plan, the Sub-Plan and this Restricted Stock Agreement. You may obtain copies of the Plan or Sub-Plan from the Company upon request. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Compensation Committee of the Board of Directors upon any questions arising under this Restricted Stock Agreement. Please sign your name in the space provided on this Restricted Stock Agreement and deliver it to Alejandro San Miguel, General Counsel and Corporate Secretary of the Company, at 399 Park Avenue, 38th Floor, New York, NY 10022, on or before the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), together with the attached Stock Power and Dividend Order. If the Company does not have your properly signed copy of this Restricted Stock Agreement, Stock Power and Dividend Order in hand before the close of business on the 15th day after the date of this Restricted Stock Agreement (subject to any reasonable extension that the Company may provide), then, anything in this Restricted Stock Agreement to the contrary notwithstanding, your right to receive the award will terminated and be of no effect.
18. Applicable Law
          This Restricted Stock Agreement and the Company’s obligation to deliver Restricted Stock and any Stock Dividends and Non-Stock Dividends (and interest thereon) hereunder shall be governed by and construed and enforced in accordance with the laws of the State of Delaware and the Federal law of the United States applicable to contracts made and to be performed entirely within the State of Delaware, without regard to the conflicts of law principles of such State.

GLG PARTNERS, INC.
By:
	Name:	Noam Gottesman
	Title:	Chairman and Co-Chief Executive Officer

Accepted and agreed as of the date set forth above.

[Name]

Address:

Social Security No:

Attachment 2
GLG PARTNERS, INC.
DIVIDEND DIRECT DEPOSIT ENROLLMENT
Dear Shareholder,
     If you would like future dividend payments made by GLG Partners, Inc. to be electronically deposited into your checking account, please complete the authorization and financial institution information below, enclose a voided personal check (write VOID across the face of a blank check) and return this form in the enclosed postage-paid envelope.
     If you would like your payment to be deposited into your savings or other account, complete the authorization form below, and return it in the enclosed postage-paid envelope.
     Authorization forms must be signed by all registered holders on the account. Enrollments must be received by                     . The next quarterly dividend payment date is expected to be on or about                     . Verification of the deposit will appear on your regular financial institution account statement.
     Additional information may be obtained from Morgan Stanley Smith Barney by calling (800) 485-1893.
Yours truly,
GLG PARTNERS, INC.

DIRECT DEPOSIT AUTHORIZATION
     I (we) authorize GLG Partners, Inc.’s dividend paying agent to deposit my (our) GLG Partners, Inc. dividend payments into the account specified below. This authorization will remain in effect until I (we) give written notice to terminate it or until the dividend paying agent has notified me (us) that this direct deposit service has been terminated. I (we) understand that I (we) must give advance notice to allow reasonable time for my (our) instructions to be executed and that I am (we are) responsible for notifying Morgan Stanley Smith Barney or Continental Stock Transfer & Trust Company of a change in bank account information. Verification of deposit will appear on your regular financial institution account statement.
Shareholder Account Information

Print Name(s) on Shareholder Account	Shareholder Signature(s) (if joint all must sign)
1	1
2	2
Shareholder Account #	Daytime Telephone # ( )
Social Security #	Date
Financial Institution Information
If you wish to have your payment deposited into a checking account, please complete the financial institution information below and enclose a voided check. If you wish to have your payment deposited into a savings or credit union account, please complete this section and include a voided check or deposit slip.

Name of Financial institution	Account Number
( ) Checking
( ) Savings

Address	9-digit ABA Transit/Routing Number

— — — — — — — — —

Attachment 3
Certificates of common stock of the Company shall have impressed on, printed on, written on or otherwise affixed to them the following legend:
     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.
Confirmations and account statements sent to holders of shares of common stock of the Company in book-entry form shall have impressed on, printed on, written on or otherwise affixed to them substantially the following legend:
     THE SHARES OF COMMON STOCK TO WHICH THIS STATEMENT RELATES ARE SUBJECT TO CERTAIN RESTRICTIONS UPON TRANSFER (THE “RESTRICTIONS”) AS SET FORTH IN THE GLG PARTNERS, INC. 2007 LONG-TERM INCENTIVE PLAN AND A RESTRICTED STOCK AWARD AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER AND GLG PARTNERS, INC. ANY ATTEMPT TO DISPOSE OF THESE SHARES IN CONTRAVENTION OF THE RESTRICTIONS, INCLUDING BY WAY OF SALE, ASSIGNMENT, TRANSFER, PLEDGE, HYPOTHECATION OR OTHERWISE, SHALL BE NULL AND VOID AND WITHOUT EFFECT AND SHALL RESULT IN THE FORFEITURE OF SUCH SHARES AS PROVIDED BY SUCH PLAN AND AGREEMENT.